Exhibit 10.27

OSHKOSH CORPORATION

(a Wisconsin corporation)

2009 Incentive Stock and Awards Plan

Stock Appreciation Rights Award Agreement

[Name]

[Street]

[City]

[Country]

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted Stock Appreciation Rights relating to shares of Common Stock of the Company under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended (the “Plan”), with the following terms and conditions:

Grant Date:   [Date]

Number of Stock Appreciation Rights: [Number]

Grant Price per Right:       $[Price]

Termination Date:  The earliest of (1) the seventh anniversary of the Grant Date, (2) three years after your Retirement, (3) one year after you terminate employment as a result of death or Disability and (4) the date you terminate employment for a reason other than Retirement, death or Disability.

Vesting Schedule:

Number of Stock Appreciation Rights	Vesting Date

Your Stock Appreciation Rights also will become fully vested if you terminate employment as a result of death, Disability or Retirement or upon a Change in Control. You will forfeit unvested Stock Appreciation Rights when your employment terminates for any reason other than your death, Disability or Retirement.

Notwithstanding the foregoing, if your employment is terminated for Cause, you will forfeit all of your Stock Appreciation Rights (whether vested or unvested).  In addition, if after your employment terminates the Company determines that it could have terminated your employment for Cause had all relevant facts been known at the time of your termination, then the Company may terminate your Stock Appreciation Rights immediately upon such determination, and you will be prohibited from exercising your Stock Appreciation Rights thereafter.  In such event, you will be notified of the termination of your Stock Appreciation Rights.

The Company may delay the vesting of your Stock Appreciation Rights to take into account leaves of absences, changes in the number of hours worked, and other changes in your working status to the extent permitted by Company policies, as in effect from time to time, and in such event your rights will be governed by the policies in effect at the time of any such leave of absence or other change.

Exercise and Settlement:  You may exercise your Stock Appreciation Rights in part or in full to the extent vested at any time prior to their expiration or other termination by using the Stock Appreciation Rights Exercise Form that the Company will provide.  However, any partial exercise must be for one hundred (100) Stock Appreciation Rights or multiples thereof.  The exercise of your Stock Appreciation Rights will become effective at the time the Company (or its designated agent) receives the completed Stock Appreciation Rights Exercise Form. Notwithstanding the foregoing, you may not exercise your Stock Appreciation Rights at a time that the Company’s insider trading policy as then in effect would prohibit you from purchasing or selling shares of Common Stock of the Company. Within three weeks following your exercise of Stock Appreciation Rights, the Company will pay you the value of the Stock Appreciation Rights exercised.  The value of the Stock Appreciation Rights exercised will be equal to the product obtained by multiplying (1) the number of Stock Appreciation Rights that are exercised, and (2) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Grant Price per Right identified above.  The Stock Appreciation Rights value will be paid in cash in your local currency using the spot rate on the date of exercise, less applicable withholding.

Unless you provide written instructions to the contrary, the Stock Appreciation Rights, to the extent vested, will also be automatically settled on the date the Stock Appreciation Rights would terminate (other than upon a termination for Cause) (the “Automatic Settlement Date”) as follows:  Within three weeks after the Automatic Settlement Date, the compensation (if any) payable with respect to the Stock Appreciation Rights that are vested will be paid in cash in your local currency using the spot rate on the Automatic Settlement Date, less applicable withholding.  For this purpose, the value of the Stock Appreciation Rights that are vested will be equal to the product obtained by multiplying (1) the number of Stock Appreciation Rights that are vested, by (2) the amount by which the Fair Market Value of a Share on the Automatic Settlement Date exceeds the Grant Price per Right identified above.

If the Fair Market Value of a Share on the date of exercise or the Automatic Settlement Date is less than or equal to the Grant Price per Right identified above, then no amount is payable with respect to the Stock Appreciation Rights exercised or subject to automatic settlement.  Subject to any payment obligation, upon the date of exercise or the Automatic Settlement Date, the Stock Appreciation Rights exercised or subject to automatic settlement (whether or not resulting in a payment) will terminate.

Plan Governs; No Distributions or Options: The Stock Appreciation Rights are granted under and governed by the terms and conditions of the Plan. Additional provisions regarding the Stock Appreciation Rights and definitions of capitalized terms used and not defined in this Award Agreement can be found in the Plan, a copy of which is available on request. The Stock Appreciation Rights do not include the right to receive dividends or other distributions declared and paid on the Shares underlying the Stock Appreciation Rights. This Award is not related to any grant to you of an Option, and you acknowledge that you are not receiving an Option.

Recoupment:  If the Board or the Committee determines that recoupment of some or all of the compensation paid or payable to you pursuant to the Stock Appreciation Rights is required under any law, regulation, listing requirement or recoupment policy of the Company, then the Stock Appreciation Rights will terminate immediately on the date of such determination to the extent required by such law, regulation, listing requirement or recoupment policy, any prior exercise of the Stock Appreciation Rights may be deemed to be rescinded, and the Board or the Committee may recoup any such compensation in accordance with such recoupment policy or as required by law, regulation or listing requirement.  The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

Amendments; Binding Nature: This Award Agreement may be amended only with the consent of both you and the Company, unless the amendment is not to your detriment or the Plan permits such amendment without your consent.  The failure of the Company to enforce any provision of this Award Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof.  This Award Agreement shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

Committee Interpretation Binding; Counterparts:  As a condition to the grant of this Stock Appreciation Rights, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award Agreement and the Plan shall be subject to interpretation by the Committee and that any interpretation by the Committee of the terms of this Award Agreement or the Plan, and any determination made by the Committee pursuant to this Award Agreement or the Plan, shall be final, binding and conclusive.  This Award Agreement may be executed in counterparts.

BY SIGNING BELOW AND AGREEING TO THIS AWARD AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AWARD AGREEMENT AND THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and you have executed this Award Agreement, all as of the Grant Date.

OSHKOSH CORPORATION

By:

Accepted:

By:
[Name]